Exhibit 99.2

Certification by the Principal Financial Officer

Pursuant to 18 U.S.C. Section 111 (b) (4) of

the Emergency Economic Stabilization Act of 2008

I, John J. Arvonio, Chief Financial Officer, certify, based on my knowledge, that:

(i) The compensation committee of Intervest Bancshares Corporation (the “Company”) has discussed, reviewed and evaluated with the Company’s senior risk officers at least every six months during the period beginning January 1, 2010 through December 31, 2010 (the “Covered Period”), senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to the Company;

(ii) The compensation committee of the Company has identified and limited during the Covered Period the features in the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company, and identified any features in the employee compensation plans that pose risks to the Company and limited those features to ensure that the Company is not unnecessarily exposed to risks;

(iii) The compensation committee of the Company has reviewed at least every six months during the Covered Period the terms of each employee compensation plan and identified the features in the plan that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee and has limited those features;

(iv) The compensation committee of the Company will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of the Company will provide a narrative description of how it limited during any part of the Covered Period features in:

(a)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company;

(b)	Employee compensation plans that unnecessarily expose the Company to risks; and

(c)	Employee compensation plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

(vi) the Company has required that bonus payments, as defined in the regulations and guidance established under Section 111 of EESA, of the SEOs and or any of the next twenty most highly compensated employees be subject to a recovery or “clawback” provision during any part of the Covered Period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) the Company has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the Covered Period;

(viii) the Company has limited bonus payments to its applicable employees in accordance with Section 111 of EESA and the regulations and guidance established there under during the Covered Period under Section 111 of EESA, and has not made any payments inconsistent with those approved payments and structures;

(ix) The board of directors of the Company has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA, has provided this policy to Treasury and its primary regulatory agency, and the Company and its employees have complied with this policy during the Covered Period and that any expenses requiring approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x) the Company will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the Covered Period;

(xi) the Company will disclose the amount, nature, and justification for the offering during the Covered Period of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (vii);

(xii) the Company will disclose whether the Company, the board of directors of the Company, or the compensation committee of the Company has engaged during the Covered Period, a compensation consultant, and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) the Company has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under Section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the Covered Period;

(xiv) the Company has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the Company and Treasury, including any amendments;

(xv) a complete and accurate list of the Company’s five SEOs and the twenty next most highly compensated employees for 2010, all of which are employees of the Company’s wholly owned subsidiary Intervest National Bank, has been submitted to the Treasury Department, with the non-SEOs ranked in descending order of level of annual compensation, including their name and title; and.

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

/s/ John J. Arvonio

John J. Arvonio, Chief Financial and Accounting Officer

(Principal Financial Officer)

March 10, 2011